Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Ocugen, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.01	Rule 457(c)	18,369,433	$3.4955	(1)	$64,210,353.06	(1)	0.0000927	$5,952.30	(2)
	Total Offering Amount				—		$64,210,353.06	(1)	—	$5,952.30
	Total Fees Previously Paid				—		—		—	—
	Total Fee Offsets				—		—		—	—
	Net Fee Due				—		—		—	$5,952.30

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low price per share of the Registrant’s common stock as reported on the Nasdaq Capital Market on February 18, 2022.
(2)	The registration fee is calculated in accordance with Rule 457(r) under the Securities Act and represents deferred payment of the registration fees in connection with the Registrant’s Registration Statement on Form S-3ASR (Registration No. 333-254550) paid herewith.